EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS
Three-Month and Twelve-Month
Periods Ended March 31, 1997
                                                                 Fully
Three Months Ended March 31, 1997:              Primary         Diluted
======================================         ==========      ==========
Weighted Average Number of Shares:
  Average Common Shares Outstanding at
    March 31, 1997                             59,558,343      59,558,343
  Dilutive Effect for Nonqualified
   Stock Options at March 31, 1997                259,364         259,364
                                               ----------      ----------
  Weighted Average Shares at
   March 31, 1997                              59,817,707      59,817,707
                                               ==========      ==========

Net Income to Be Used to Compute
 Earnings Per Average Common Share:
                                                 (Dollars in thousands)
  Net Income                                   $   70,838      $   70,838
  Dividend Requirements on Preferred Shares             0               0
                                               ----------      ----------
  Balance Available for Common Shareholders    $   70,838      $   70,838
                                               ==========      ==========
Earnings Per Average Common Share              $     1.18(a)   $     1.18(a)
                                               ==========      ==========

                                                                 Fully
Twelve Months Ended March 31, 1997:             Primary         Diluted
=======================================        ==========      ==========
Weighted Average Number of Shares:
  Average Common Shares Outstanding at
   March 31, 1997                              60,570,358      60,570,358
  Dilutive Effect for Nonqualified
   Stock Options at March 31, 1997                236,433         257,080
                                               ----------      ----------
  Weighted Average Shares at
   March 31, 1997                              60,806,791      60,827,438
                                               ==========      ==========

Net Income to Be Used to Compute
 Earnings Per Average Common Share:
                                                 (Dollars in thousands)
  Net Income                                   $  180,086      $  180,086
  Dividend Requirements on Preferred Shares             0               0
                                               ----------      ----------
  Balance Available for Common Shareholders    $  180,086      $  180,086
                                               ==========      ==========
Earnings Per Average Common Share              $     2.96(a)   $     2.96(a)
                                               ==========      ==========

(a) This calculation is submitted in accordance with regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.